Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2014 Financial Results

LEAWOOD, KANSAS, USA - July 29, 2014 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2014 financial results.

Euronet reports the following consolidated results for the second quarter 2014 compared with the same period of 2013:

•	Revenues of $395.5 million, a 16% increase from $341.5 million (14% increase on a constant currency(1) basis).

•	Operating income of $34.1 million, a 23% increase from $27.8 million (17% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $54.8 million, a 15% increase from $47.7 million (11% increase on a constant currency basis).

•	Net income attributable to Euronet of $20.5 million or $0.38 diluted earnings per share, compared with net income of $18.1 million or $0.35 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.58, a 21% increase from $0.48.

•	Transactions of 632 million, an 8% increase from 587 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

“This was another excellent quarter for our business, highlighted by strong 21% growth in adjusted cash earnings per share - the sixth consecutive quarter we have achieved double-digit adjusted cash earnings per share growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. “All three segments contributed to our revenue and earnings expansion. EFT growth was from continued ATM network expansion complemented by strong demand for value added products. Money transfer benefited from solid organic growth together with the successful launch of the Walmart-2-Walmart product and the acquisition of HiFX. epay posted revenue and operating income growth driven by its continued focus on sales of non-mobile content. With momentum in all three segments, we are well positioned for a strong second half of the year."

Segment and Other Results
The EFT Processing Segment reports the following results for the second quarter 2014 compared with the same period or date in 2013:

•	Revenues of $89.5 million, a 24% increase from $72.2 million (22% increase on a constant currency basis).

•	Operating income of $21.6 million, a 44% increase from $15.0 million (37% increase on a constant currency basis).

•	Adjusted EBITDA of $29.3 million, a 29% increase from $22.7 million (24% increase on a constant currency basis).

•	Transactions of 320 million, an 8% increase from 297 million.

•	Operated 19,313 ATMs as of June 30, 2014, a 12% increase from 17,242.

Revenue, adjusted EBITDA and operating income growth in the quarter was the result of a 12% expansion of the ATM networks in India and Europe, an increase in the number of point of sale dynamic currency conversion transactions and other value added transactions.

Transactions increased 8%, with the largest growth in Europe. Transaction growth was partially offset by the previously announced contract termination by IDBI bank in India. Removing the impact of the IDBI agreement, transactions would have grown 11% over the second quarter last year.

The epay Segment reports the following results for the second quarter 2014 compared with the same period or date in 2013:

•	Revenues of $182.0 million, a 3% increase from $176.6 million (1% increase on a constant currency basis).

•	Operating income of $14.1 million, a 14% increase from $12.4 million (11% increase on a constant currency basis).

•	Adjusted EBITDA of $18.3 million, a 12% increase from $16.3 million (10% increase on a constant currency basis).

•	Transactions of 300 million, a 7% increase from 281 million.

•	Point of sale ("POS") terminals of approximately 664,000 as of June 30, 2014, a 4% decrease from approximately 689,000.

•	Retailer locations of approximately 294,000 as of June 30, 2014, a 16% decrease from approximately 348,000.

epay revenue was up slightly as compared with the prior year on a constant currency basis. Operating income and adjusted EBITDA growth was primarily related to increased demand for non-mobile content, partially offset by certain mobile content transaction declines. Operating income and adjusted EBITDA out-paced revenue growth as a result of increased gross profits of non-mobile content together with cost-saving measures implemented in certain markets.

The increase in transactions was largely driven by growth in India and Germany, partially offset by declines in the Middle East, Brazil, North America and the U.K. The decline in POS terminals and retailer locations stems primarily from the previously disclosed elimination of certain low volume retail locations in the U.S.

The Money Transfer Segment reports the following results for the second quarter 2014 compared with the same period or date in 2013:

•	Revenues of $124.3 million, a 33% increase from $93.4 million (31% increase on a constant currency basis).

•	Operating income of $10.8 million, a 23% increase from $8.8 million (20% increase on a constant currency basis).

•	Adjusted EBITDA of $16.3 million, a 23% increase from $13.3 million (20% increase on a constant currency basis).

•	Total transactions of 11.5 million, a 29% increase from 8.9 million.

•	Network locations of approximately 235,000 as of June 30, 2014, a 15% increase from approximately 204,000.

Money transfer revenues, operating income, adjusted EBITDA and transactions increased as a result of organic growth across the existing Ria business, the successful launch of the Walmart-2-Walmart product and the acquisition of HiFX. Revenue growth outpaced operating income and adjusted EBITDA growth due to continued investment in digital products, costs incurred to launch Walmart-2-Walmart and increased professional fees.

Corporate and Other reports $12.4 million of expense for the second quarter 2014 compared with $8.4 million for the second quarter 2013. The increase in corporate expense is primarily attributable to the resolution of a dispute related to a potential acquisition in a prior period and acquisition-related expense.

Balance Sheet and Financial Position
Unrestricted cash on hand was $408.4 million as of June 30, 2014, compared to $292.3 million as of March 31, 2014. Cash increased primarily as a result of cash balances acquired with HiFX, cash flows generated from operations and increases in operating cash requirements. Total indebtedness was $411.1 million as of June 30, 2014, compared to $243.2 million as of March 31, 2014. Debt increased as a result of the acquisition of HiFX and a temporary increase in operating cash requirements.

Guidance
The Company currently expects adjusted cash earnings per share for the third quarter 2014, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.73.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 30, 2014, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 19,313 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 44 countries; card software solutions; a prepaid processing network of approximately 664,000 POS terminals at approximately 294,000 retailer locations in 33 countries; and a global money transfer network of approximately 235,000 locations serving 131 countries. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2014	2013

Revenues	$395.5	$341.5

Operating expenses:
Direct operating costs	242.6	214.3
Salaries and benefits	60.4	51.8
Selling, general and administrative	41.1	31.4
Depreciation and amortization	17.3	16.2
Total operating expenses	361.4	313.7
Operating income	34.1	27.8

Other income (expense):
Interest income	0.6	0.4
Interest expense	(2.4)	(2.5)
Income from unconsolidated affiliates	—	0.1
Other expense	—	(0.4)
Foreign currency exchange (loss) gain	(3.1)	1.5
Total other expense, net	(4.9)	(0.9)
Income before income taxes	29.2	26.9

Income tax expense	(8.7)	(8.7)

Net income	20.5	18.2
Net income attributable to noncontrolling interests	—	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$20.5	$18.1

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.38	$0.35

Diluted weighted average shares outstanding	53,773,759	51,517,640

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2014	December 31,
	(unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$408.4	$209.8
Restricted cash	63.4	78.0
Inventory - PINs and other	69.1	92.8
Trade accounts receivable, net	328.4	390.6
Prepaid expenses and other current assets	104.5	69.2

Total current assets	973.8	840.4

Property and equipment, net	125.3	116.2
Goodwill and acquired intangible assets, net	843.3	591.4
Other assets, net	52.1	50.1

Total assets	$1,994.5	$1,598.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$774.9	$718.7
Short-term debt obligations	12.4	13.3

Total current liabilities	787.3	732.0

Debt obligations, net of current portion	396.8	188.5
Capital lease obligations, net of current portion	1.9	2.9
Deferred income taxes	38.9	17.7
Other long-term liabilities	18.4	18.6

Total liabilities	1,243.3	959.7

Equity	751.2	638.4

Total liabilities and equity	$1,994.5	$1,598.1

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$20.5

Add: Income tax expense					8.7
Add: Total other expense, net					4.9

Operating income (expense)	$21.6	$14.1	$10.8	$(12.4)	34.1

Add: Depreciation and amortization	7.6	4.1	5.5	0.1	17.3
Add: Share-based compensation	0.1	0.1	—	3.2	3.4

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.3	$18.3	$16.3	$(9.1)	$54.8

	Three months ended June 30, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$18.2

Add: Income tax expense					8.7
Add: Total other expense, net					0.9

Operating income (expense)	$15.0	$12.4	$8.8	$(8.4)	27.8

Add: Depreciation and amortization	7.7	3.9	4.5	0.1	16.2
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$22.7	$16.3	$13.3	$(4.6)	$47.7

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2014	2013

Net income attributable to Euronet Worldwide, Inc.	$20.5	$18.1

Foreign currency exchange loss (gain)	3.1	(1.5)
Intangible asset amortization	5.6	5.3
Share-based compensation	3.4	3.7
Income tax effect of above adjustments	(1.5)	(0.9)
Non-cash GAAP tax expense	0.3	0.3

Adjusted cash earnings(2)	$31.4	$25.0

Adjusted cash earnings per share - diluted(2)	$0.58	$0.48

Diluted weighted average shares outstanding (GAAP)	53,773,759	51,517,640

Effect of assumed conversion of convertible debentures(1)	—	88,587
Effect of unrecognized share-based compensation on diluted shares outstanding	354,237	688,998
Adjusted diluted weighted average shares outstanding	54,127,996	52,295,225

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.
Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the three months ended June 30, 2013, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost is excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.